[GRAPHIC OMITTED]



For Release:   Immediately

Contact:       Ronald Remick, Senior Vice President and Chief Financial Officer
               Tel: (856) 256-3311          E-mail: remick@ktron.com

              K-TRON REPORTS $0.34 PER SHARE FIRST QUARTER EARNINGS

Pitman, New Jersey - - April 17, 2003 - - K-Tron International, Inc. (NASDAQ-KTII) today reported first quarter 2003 net income of $0.835 million, or $0.34 per share (diluted), on revenues of $23.40 million compared to net income of $0.751 million, or $0.31 per share (diluted), on revenues of $16.78 million for the same period in 2002.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the first quarter of 2002 were applied to the first quarter of 2003, the Company's revenues would have increased approximately 29 percent instead of approximately 39 percent, and its net income and earnings per share in the first quarter of 2003 would have been lower than reported. This is the result of a significantly weaker U.S. dollar in the first three months of 2003 compared to the same period of 2002 against the Swiss franc, the euro and other relevant foreign currencies.

Commenting on the Company's results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "K-Tron's ten percent earnings per share increase over the first quarter of 2002 was a solid performance in a generally poor global economy, particularly for the purchase of industrial capital equipment. This increase reflected improved margins in our feeder business in Europe and Asia and favorable foreign exchange rates, and it was achieved despite very weak demand for our feeder equipment in the United States. As expected, our Pennsylvania Crusher Corporation subsidiary, which was acquired at the beginning of this year's first quarter, made a positive contribution to earnings even though sales of its size reduction and other equipment were also below normal levels."

In addition to his comments on operating results, Mr. Cloues noted that the Company's cash position had strengthened from $2.694 million at the end of 2002 to $4.325 million at the end of the first quarter. He also pointed out that the acquisition of Pennsylvania Crusher and its wholly-owned subsidiary, Jeffrey Specialty Equipment Corporation, had broadened and diversified the Company's bulk solids material handling equipment business and reduced its dependence on some of the more cyclical markets traditionally served, such as plastics and chemicals.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *
                            (Financial Data Follows)

                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                FINANCIAL SUMMARY
                                   (Unaudited)
                    (Dollars in thousands, except share data)


                                                         Three Months Ended
                                                         ------------------
                                                        March 28,      March 30,
                                                          2003          2002
                                                          ----          ----

Revenues                                               $   23,398    $   16,778
                                                       ==========    ===========
Operating income                                       $    1,505    $    1,178

Interest expense                                              380           173
                                                       ----------    -----------
Income before income taxes                                  1,125         1,005

Income taxes                                                  290           254
                                                       ----------    -----------
Net income                                             $      835    $      751
                                                       ==========    ===========
Basic earnings per share                               $     0.34    $     0.31
                                                       ==========    ===========
Diluted earnings per share                             $     0.34    $     0.31
                                                       ==========    ===========
Average number of common shares outstanding (basic)     2,432,000     2,432,000
                                                       ==========    ===========
Average number of common & common equivalent            2,484,000     2,449,000
  shares outstanding (diluted)                         ==========    ===========